Exhibit 99.1
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED JUNE 30, 2010

Great Neck, New York – August 5, 2010 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the three and nine months ended June 30, 2010.  For the three months ended June 30, 2010, BRT reported total revenues of $2,345,000 and a net loss attributable to common shareholders of $2,971,000, or a net loss of $.21 per share on a diluted basis.  This compares with total revenues of $2,060,000 and a net loss attributable to common shareholders of $5,263,000, or a net loss of $.45 per share on a diluted basis for the three months ended June 30, 2009.  The weighted average number of common shares outstanding on a diluted basis for the quarters ended June 30, 2010 and 2009 is 14,106,816 and 11,624,219, respectively.

For the nine months ended June 30, 2010, BRT reported total revenues of $6,253,000 and a net loss attributable to common shareholders of $6,849,000, or a net loss of $.50 per share on a diluted basis.  For the nine months ended June 30, 2009, BRT reported total revenues of $10,041,000 and a net loss attributable to common shareholders of $51,222,000, or a net loss of $4.39 per share on a diluted basis.  The weighted average number of common shares outstanding on a diluted basis for the nine months ended June 30, 2010 and 2009 is 13,800,708 and 11,667,055, respectively.

Commenting on the results of operations, Jeffrey Gould, President and Chief Executive Officer of BRT noted the following:

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009.
▪
Revenues increased by $285,000, or 14%, quarter over quarter, primarily the result of an increase of $494,000 in rental revenues from real estate properties, due to rental revenues derived from our Newark properties.  We also had a $317,000 increase in interest income on purchase money mortgages from mortgages provided by us to facilitate the sale of real estate acquired in foreclosure proceedings.  In addition, we recorded $365,000 from recoveries related to loans against which we had taken loss provisions in prior periods.  Offsetting these increases was a $694,000 decline in interest on real estate loans, caused by a $31 million decline in the average balance of outstanding performing loans.  This decline is due to reduced demand for short term bridge loans.

▪
Total expenses increased $1,369,000, or 27%, quarter over quarter, due to $2,625,000 in impairment charges recorded in the quarter ending June 30, 2010.  These impairments were taken to reduce the value of two real estate assets located in Florida.  Offsetting this increase in expense were declines in interest expense, advisor’s fee and general and administrative expenses.  The quarter ending June 30, 2009 contained expenses of $685,000 for debt restructuring and $325,000 of professional fees incurred in connection with the workout and negotiation and resulting joint venture agreement related to our Newark properties.

▪
Discontinued operations, which represent the operations, impairment charges and gains on the sale of assets held for sale, increased from a loss of $2,738,000 in the three months ending June 30, 2009 to income of $589,000 in the three months ending June 30, 2010.  The change is primarily attributable to the inclusion in the three months ended June 30, 2009 of impairment charges of $2,460,000.

Nine Months Ended June 30, 2010 Compared to Nine Months ended June 30, 2009.
▪
Revenues declined $3,788,000, or 38%, primarily the result of a $67 million decline in the average balance of performing loans outstanding.  Offsetting this decline in part was an increase of $1,527,000 in rental revenues from real estate properties, primarily from our Newark properties and a $1,002,000 increase in interest income on purchase money mortgages.

▪
Total expenses declined $16,175,000, or 49%, due primarily to a $14,365,000 decline in loan loss provisions.  The Trust also benefited from declines in interest expense, advisor’s fee and general and administrative expenses.  The nine months ending June 30, 2009 also contained expenses of $685,000 for debt restructuring and $325,000 of professional fees for the workout and negotiation and resulting joint venture agreement related to our Newark properties.  Offsetting these declines, in part, was an increase in real estate operating expenses, due primarily to expenses incurred at our Newark properties.

▪
Discontinued operations, which represent the operations, impairment charges and gains on sale of assets held for sale, increased from a loss of $ 27,025,000 in the nine months ended June 30, 2009, to income of $577,000 in the nine months ended June 30, 2010.  The change is primarily attributable to the inclusion in the nine months ending June 30, 2009 of impairment charges of $25,561,000 on real estate held for sale while the nine months ended June 30, 2010 contained $745,000 of impairment charges.

Mr. Gould commented that, “our activities over approximately the past two plus years have concentrated on the resolution of our problem loans.  We have resolved a significant portion of the problems that faced us and have refocused our attention on our primary business of short-term bridge lending.”  He noted that “there is still an apparent reluctance on the part of institutional lenders to be proactive in mortgage lending and this lack of liquidity has limited real estate transactions and development activity.”  He further noted that “we continue to actively pursue lending opportunities and hopefully we will soon see a more active institutional mortgage lending environment which should be positive for us in our origination activities.  In the nine months ending June 30, 2010 we originated $14,747,000 of new loans.  We had cash on hand and available-for-sale securities of $58,238,000 at June 30, 2010, and approximately $69,347,000 at August 4, 2010, which should allow us to take advantage of lending opportunities that present themselves as the level of real estate transactions and real estate development picks up.”

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities, the lending environment, and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are encouraged to review the risk factors included in our Annual Report on Form 10-K for the year ended September 30, 2009 for a discussion of the factors which may cause actual results to differ materially from current expectations and are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Total revenues	$2,345	$2,060	$6,253	$10,041

Provision for loan loss	-	-	3,165	17,530
Impairment Charges	2,625	122	2,625	1,272
Other expenses	3,742	4,876	10,784	13,947
Total expenses	6,367	4,998	16,574	32,749

Total revenues less total expenses	(4,022)	(2,938)	(10,321)	(22,708)

Equity in earnings (loss) of unconsolidated ventures	33	104	143	(1,983)
Gain on sale of joint venture interests	-	0	-	271
Gain on sale of available-for-sale securities	-	92	1,586	92
Loss from continuing operations	(3,989)	(2,742)	(8,592)	(24,328)

Discontinued operations:
Loss from operations	(54)	(535)	(596)	(1,751)
Impairment Charges	-	(2,460)	(745)	(25,561)
Gain on sale of real estate assets	643	257	1,918	287
Income (loss) from discontinued operations	589	(2,738)	577	(27,025)

Net loss	(3,400)	(5,480)	(8,015)	(51,353)

Less: net loss attributable to noncontrolling interest	429	217	1,166	131

Net loss attributable to common shareholders	$(2,971)	$(5,263)	$(6,849)	$(51,222)

Basic and diltued per share amounts attributable to common shareholders:

Loss from continuing operations	$(0.25)	$(0.22)	$(0.54)	$(2.07)
Income (loss) from discontinued operations	0.04	(0.23)	0.04	(2.32)
Basic and diluted loss per share	$(0.21)	$(0.45)	$(0.50)	$(4.39)

Amounts attributable to BRT Realty Trust
Loss from continuing operations	$(3,560)	$(2,525)	$(7,426)	$(24,197)
Income (loss) from discontinued operations	589	(2,738)	577	(27,025)
Net loss	$(2,971)	$(5,263)	$(6,849)	$(51,222)

Weighted average number of common shares outstanding:
Basic and diluted	14,106,816	11,624,219	13,800,708	11,667,055